EXHIBIT 21.1

LIST OF SUBSIDIARIES OF PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(THE “COMPANY”)

Industrial Waste Management Services

Perma-Fix of Fort Lauderdale, Inc. (“PFFL”), a Florida corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Memphis, Inc. (“PFM”), a Tennessee corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Orlando, Inc. (“PFO”), a Florida Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of South Georgia, Inc. (“PFSG”), a Georgia Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Michigan, Inc., (“PFMI”) a Michigan Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Pittsburgh, Inc., (“PFP”) a Pennsylvania Corporation, is a 100% owned subsidiary of the Company.

Nuclear Waste Management Services

Perma-Fix of Florida, Inc. (“PFF”), a Florida Corporation, is a 100% owned subsidiary of the Company.

Diversified Scientific Services, Inc., (“DSSI”) a Tennessee Corporation, is a 100% owned subsidiary of the Company.

East Tennessee Materials and Energy Corporation, (“M&EC”) a Tennessee Corporation, is a 100% owned subsidiary of the Company.

Perma-Fix of Northwest Richland, Inc. (“PFNWR”), a Washington Corporation, is a 100% subsidiary of the Company.

Consulting Services

Schreiber, Yonley & Associates (“SYA”), a Missouri corporation, is a 100% owned subsidiary of the Company.